Exhibit 3.2

AMENDED AND RESTATED

BYLAWS

OF

HORIZON GLOBAL CORPORATION

ARTICLE I

STOCKHOLDERS

Section 1. Annual Meeting

An annual meeting of the stockholders of Horizon Global Corporation (the “Corporation”), for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date and at such time as the Board of Directors of the Corporation (the “Board”) shall fix each year.

Section 2. Special Meetings

Special meetings of the stockholders may be called at any time, either by the Board or by the Chairman of the Board. The Chairman of the Board shall call a special meeting of the stockholders whenever a request to do so is made in writing by stockholders representing a majority of the shares of the Corporation.

Section 3. Notice of Meetings

Written notice of all meetings of the stockholders shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting. The notice shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose for which the meeting is called.

Whenever any notice is required to be given to the stockholders, a waiver thereof, in writing, signed by the stockholder entitled to such notice, whether signed before or after the time stated therein, shall be equivalent to the giving of the notice.

Section 4. Quorum

At any meeting of the stockholders, the holders of a majority of all of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum.

Section 5. Voting Procedure

If the object of a meeting is to elect directors or take a vote of the stockholders on any proposition, the Secretary shall receive and canvass the votes given at such meeting and report the result of the meeting to the Chairman of the Board.

Section 6. Action by Consent

Any action required by these Bylaws or by the Delaware General Corporation Law (as the same may be amended from time to time, the “DGCL”) to be taken at a meeting of the stockholders, or any action which may be taken at any annual or special meeting of the stockholders may be taken without a meeting without prior notice and without vote, if consents in writing setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; and shall be filed with the minutes of meetings of the stockholders.

ARTICLE II

BOARD OF DIRECTORS

Section 1. Powers of the Directors

The directors shall have and take entire general charge and supervision of the business and affairs of the Corporation. They may appoint one of their members as Chairman of the Board. They may also, by a resolution adopted by a majority of the Board, designate two or more directors to constitute an executive committee. The Chairman of the Board shall be a member of the executive committee.

The Board or the executive committee may appoint such officers and agents as may be necessary in the judgment of the directors or the executive committee. Any officers or agents so appointed shall be removable with or without cause by the Board or by the executive committee. Any vacancy in any office may be filled in the same manner. In the absence or disqualification of any member of the executive committee, the members of the committee present at the meeting and not disqualified from voting may by unanimous vote appoint another member of the Board to act at the meeting in place of the absent or disqualified member.

Unless otherwise directed by the Board, the Chairman of the Board, or such other officer or agent as the Chairman of the Board or Board may designate, shall have authority to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders, or with respect to any action of stockholders, of any other corporation in which this Corporation may hold securities, and otherwise to exercise any and all rights and powers that this Corporation may possess by reason of its ownership of securities in any other corporation.

Section 2. Number, Election and Terms of Office

The number of directors shall not be less than one (1) nor more than ten (10), as determined by a majority vote of the total number of directors then serving in office. Each director shall continue in office for a term of one (1) year and until such person’s successor has been elected and qualified.

In the case of the death or the resignation of any director(s) of the Corporation, a majority of the surviving or remaining directors may fill the vacancy (or vacancies) until a successor (or successors) is (are) elected at a stockholders’ meeting.

Section 3. Meetings of the Directors

Regular meetings of the Board shall be held at such place or places, on such date or dates and at such time or times as shall have been established by the Board. A notice of each such regular meeting shall not be required.

Special meetings of the Board may be called by the Chairman of the Board whenever such person may think proper. A special meeting shall be called when a written request is made by at least one-third of the entire Board. Notice of the place, date and time of each such special meeting shall be given by mailing or telephoning such notice to each director at least twenty-four (24) hours before the time named for the meeting.

A majority of the total number of directors shall constitute a quorum for any meeting of the Board. Any action required or permitted, by these Bylaws or the DGCL, at any meeting of the Board or any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and consents are filed with the minutes of proceedings of the Board or committee.

Section 4. Waiver of Notice

Whenever any notice is required to be given to any director, a waiver thereof in writing, signed by the person entitled to such notice, whether signed before or after the time stated in the notice, shall be equivalent to the giving of such notice.

Attendance of a director at a meeting, or execution by a director of a written consent in lieu thereof, shall constitute a waiver of notice of such meeting, except where the director attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 5. Committees of the Board

The Board, by a vote of a majority of the total number of directors, may, from time to time, designate committees of the Board, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board. Each committee may determine procedural rules for the conduct of its meetings and business, and shall act in accordance therewith, unless otherwise provided by the Board in the resolution establishing the committee.

ARTICLE III

OFFICERS

Section 1. Generally

The officers of the Corporation shall include, if and when designated by the Board, the President and Chief Executive Officer (which may be the same person or different persons, as determined from time to time by the Board), one or more Vice Presidents, a Secretary, a Treasurer and such other officers as may, from time to time, be appointed by the Board. Officers shall be elected by the Board, which shall consider that subject at its first meeting after every annual meeting of stockholders. Each officer shall hold office until a successor is elected and qualified or until such officer’s earlier resignation or removal. Any number of offices may be held by the same person.

Section 2. President and Chief Executive Officer

The President and Chief Executive Officer shall, subject to the direction of the Board, have general supervision, direction and control of the business and affairs of the Corporation. The President and Chief Executive Officer shall also perform all other duties commonly incident to the office(s) or that are delegated to such officer or officers by the Board from time to time.

Section 4. Vice President

Each Vice President shall perform such duties as usually pertain to the office to which appointed and such other duties as may from time to time be assigned.

Section 5. Secretary and Assistant Secretaries

The Secretary shall attend all meetings of the stockholders and of the Board and shall record all acts and proceedings thereof in the minute book of the Corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and/or that are delegated to such office by the Board from time to time.

Each Assistant Secretary shall perform such duties of the Secretary as may from time to time be assigned.

Section 7. Treasurer and Assistant Treasurers

The Treasurer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board. The Treasurer shall also perform all other duties commonly incident to the office or that are delegated to such officer by the Board from time to time.

The Assistant Treasurer shall perform such duties of the Treasurer as may from time to time be assigned.

Section 8. Delegation of Authority

The Board may, from time to time, assign or delegate the powers or duties of any officer to any other officers or agents of the Corporation, notwithstanding any provision hereof.

ARTICLE IV

MISCELLANEOUS

Section 1. Indemnification of Directors, Officers or Agents

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgment, fines and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of such person’s heirs, executors and administrators. The Corporation shall indemnify a director or officer in connection with an action, suit or proceeding (other than an action, suit or proceeding to enforce indemnification rights provided for herein or elsewhere) initiated by such director or officer only if such action, suit or proceeding was authorized by the Board. The right to indemnification conferred herein shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any action, suit or proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in such person’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person) in advance of the final disposition of an action, suit or proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified for such expenses under this Section 1 or otherwise.

The Corporation may, to the extent authorized from time to time by the Board, provide indemnification and the advancement of expenses, to any agent of the Corporation and to any person who is or was serving at the request of the Corporation as a director or officer or agent of another corporation or of a partnership, joint venture, trust or other enterprise, to such extent and to such effect as the Board shall determine to be appropriate and permitted by applicable law, as the same exists or may hereafter be amended.

The rights to indemnification and to the advancement of expenses conferred in this Section 1 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation or Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

Section 2. Certificates of Stock

Shares of stock in the Corporation may be evidenced by physical stock certificates if so determined by the Board. If the Board determines that shares of stock in the Corporation shall be certificated, any certificates of such stock shall be issued by the Treasurer in the name of the stockholder and shall be signed on behalf of the Corporation by the Chairman of the Board, or the President and Chief Executive Officer or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary. Any or all of the signatures on the certificates may be facsimile.

Section 3. Facsimile Signatures

In addition to the provision for the use of facsimile signatures on stock certificates as provided in Section 2 of Article IV, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board.

Section 4. Fiscal Year

The fiscal year of the Corporation shall be identical with the calendar year.

Section 5. Seal

The Board may provide a suitable seal containing the name of the Corporation, which seal shall be in the charge of the Secretary.

ARTICLE V

AMENDMENTS

The Board is expressly empowered to adopt, amend or repeal these Bylaws. The stockholders shall also have power to adopt, amend or repeal these Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the Corporation’s Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of these Bylaws.

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